Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-4 of our report dated March 15, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: i) the presentation of the consolidated financial statements of Huntsman International LLC as if Huntsman International Holdings LLC, Huntsman LLC, Huntsman Advanced Materials LLC and Huntsman International LLC were combined for all periods for which these companies were under common control, ii) the adoption of FASB Interpretation Nos. 46R and 47 during 2005, and iii) the company's change in measurement date for its pension and other postretirement benefit plans during 2005), relating to the financial statements and financial statement schedule of Huntsman International LLC, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 2006